                                                                   Exhibit 10.24
                                                                   -------------

             RESIGNATION, CONSULTING AND GENERAL RELEASE AGREEMENT
             -----------------------------------------------------

     This Resignation, Consulting and General Release Agreement (the "Agreement") is entered into between Bernard P. Sullivan ("you") and Anika Research, Inc. (the "Company"). This Agreement is effective eight (8) days after it has been signed by the latter party to sign it.

     In exchange for the mutual promises contained in this Agreement, you and the Company agree as follows:

     1.  Resignation as Vice President of Operations
         -------------------------------------------

     You agree that you will be considered to have resigned from your position as Vice President of Operations of the Company effective on February 5, 1996 (the "Resignation Date"). If not already paid, you will be paid all base salary accrued effective through the Resignation Date, based on your final base salary rate in that position of One Hundred Twenty Thousand Dollars ($120,000) per year (your "Salary Rate").

     2.  Consulting
         ----------

     Effective from February 6, 1996 to and including February 5, 1997 (the "Consulting Term"), you shall be employed by the Company as a Consultant.

     (a) Pay and Benefits as a Consultant.  Effective for the Consulting Term,
         --------------------------------
you shall be paid a salary at your Salary Rate. Your salary shall be paid in regular intervals consistent with the Company's practice for other employees. Effective for that portion of the Consulting Term until you are first employed in full-time or substantially full-time employment by another employer (the "Benefits Period"), the Company shall also continue your coverage under the Company's group medical, dental, life and long term disability insurance plans and the Company's (S)401(k) plan (collectively, the "employee benefit plans") provided to you as of the Resignation Date subject to employee benefit plan changes generally applicable to other employees of the Company and further subject to your continued eligibility for employee benefit plan participation under the terms of each such employee benefit plan, including but not limited to requirements concerning hours of work. In the event that the Company determines that you are not eligible for employee benefit plan participation under the terms of the group medical, dental, life and/or long-term disability insurance plans during a portion of the Benefits Period due to a minimum hours of work requirement under such employee benefit plans, the Company shall make a good faith effort to obtain a waiver of any such minimum hours of work requirement. In the event that you are not eligible for continued participation in the Company's group life or long-term disability insurance plans or the Company's
(S)401(k) plan during the Benefits Period for any reason including, without limitation, any minimum hours of work requirement, other than as a result of an employee benefit plan change after the Resignation Date generally applicable to other employees of the Company, then the Company shall pay to you the amounts it would have contributed for your benefit or the premiums it would have paid on your behalf pursuant to this Section 2(a) no later than when such contributions or premiums would otherwise have been paid. In determining the payment to you under the preceding sentence based on the amount the Company would have contributed for your benefit under the (S)401(k) plan, such payment shall be determined based on your having made the maximum contribution you could have made under the
(S)401(k) plan. If you cease to be eligible for medical and/or dental coverage under the terms of the Company's medical and/or dental insurance plans, you will be given the right to continue such benefits under the law known as "COBRA." Notwithstanding any COBRA notice that you may receive, if you elect COBRA coverage in a timely manner, the Company will continue to pay the employer portion of the premium for your medical and/or dental coverages effective for the remainder of the Benefits Period, provided that you continue to pay any employee portion in a timely manner and otherwise remain eligible for benefit continuation under COBRA. To the extent that you have received or may receive pay and/or benefits attributable to the period after the Resignation Date before this Agreement becomes effective, all such pay and benefits shall be credited against the Company's obligations to you under this Agreement. For purposes of this Agreement, "employment" shall not include legitimate independent contractor relationships.

     (b) Responsibilities as a Consultant.  Your responsibilities as a
         --------------------------------
Consultant may consist of any responsibilities reasonably requested by the Company which are consistent with your expertise and experience ("Consulting Services") including, without implication of limitation: (i) assisting the Company with the transition of management responsibilities to others at the Company; and (ii) advising the Company, upon request, with respect to other matters, including, without implication of limitation, facility, process design and operational matters.

     (c) Hours and Scheduling of Consulting Services.  From February 6, 1996 to
         -------------------------------------------
and including the earlier of (i) the end of the Benefits Period or (ii) June 5, 1996, you may be required to perform Consulting Services for no more than thirty-two (32) hours per calendar month (subject to pro rata adjustment for partial months). After the earlier of (i) or (ii) above, you may be required to perform Consulting Services for no more than sixteen (16) hours per calendar month (subject to pro rata adjustment for partial months). To a reasonable extent consistent with its business needs, the Company shall make an effort to schedule your performance of Consulting Services at times that will not unduly interfere with your other personal or professional commitments.

     (d) Expenses as a Consultant.  The Company agrees to reimburse you for any
         ------------------------
reasonable out-of-pocket expenses incurred by you in rendering Consulting Services including reasonable travel, food and lodging expenses, if any, subject to

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reasonable documentation.  Without limiting the generality of the foregoing, in the event that you accept full-time employment for another employer during the Consulting Term and move your principal residence in connection with such full-time employment to a location more than one hundred (100) miles from the Company's principal office, reasonable out-of-pocket expenses shall include the reasonable expenses of travel from such new principal residence to the Company's principal office (or other location where the Consulting Services are rendered) and food and lodging expenses in connection with such travel.

     (e) No Employment After Consulting Term.  You acknowledge that you shall
         -----------------------------------
not be eligible for reemployment with the Company after the end of the Consulting Term.

     3.  Vacation Pay
         ------------

     Although the Company asserts that its policy is not to permit carryover of vacation time after December 31 of any year, the Company will treat you as having four hundred seventy-three (473) hours of accrued but unused vacation time as of the Resignation Date, subject to its use pursuant to this Agreement. Before or promptly after this Agreement becomes effective, the Company shall pay you for eighty (80) hours of vacation time, reducing the remaining vacation balance to three hundred ninety-three (393) hours. That vacation balance shall be considered used by you to the extent that the Company does not require you to perform Consulting Services up to the applicable maximum for a month, as set forth in Section 2(c). For example, if you were required to perform fifteen
(15) hours of Consulting Services during a month within the Benefits Period and before June, 1996, your vacation balance would be reduced in that month by seventeen (17) hours. The Company shall make two (2) further payments to you during the Consulting Term, each for eighty (80) hours of vacation time, to be paid in June and October, 1996. These payments shall be applied to reduce the vacation balance, provided that they shall be paid regardless of whether they would reduce the vacation balance below zero (0) hours. Any remaining balance of vacation time after all reductions pursuant to this Section 3 shall be paid to you promptly after the end of the Consulting Term. Payment of vacation pay pursuant to this Section 3 shall be calculated at your Salary Rate.

     4.  Stock Options
         -------------

     The Consulting Term shall be considered to be a continuation of your employment for purposes of the following stock option agreements with the Company, all entitled "Incentive Stock Option Agreement," with the following dates of grants and total shares (subject to vesting as set forth in each Incentive Stock Option Agreement):

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

Date of Grant          Shares
-------------          ------
     May 21, 1993       2,250
     May 21, 1993       6,750
     May 21, 1993       9,000
     August 8, 1994     1,500
     August 8, 1994     4,500
     August 8, 1994    15,000
     August 8, 1994    25,000
     March 21, 1995    20,000

The foregoing (and no other agreements) are referred to hereinafter as the "Stock Option Agreements."

     5.  Outplacement
         ------------

     The Company shall pay up to Three Thousand Dollars ($3,000) for outplacement services for you to be provided by any legitimate outplacement services provider selected by you. You shall arrange for direct billing to the Company of the cost of such services (subject to the maximum).

     6.  Litigation Cooperation
         ----------------------

     During and after the Consulting Term, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired during your employment with the Company or which may transpire during your future work as a Consultant for the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to reimburse you for any reasonable out-of-pocket expenses incurred in connection with such cooperation, subject to reasonable documentation. Any time reasonably spent by you in connection with such cooperation, including travel time, during the Consulting Term shall be credited as Consulting Services rendered under this Agreement, provided that the Company may require you to engage in litigation cooperation above the maximum hours limitations applicable to Consulting Services. The Company shall compensate you for your time by paying you at the rate of Seventy-Five Dollars ($75) per hour for any time reasonably spent by you, including travel time, in connection with litigation cooperation either (a) above the applicable maximum hours limitation applicable to Consulting Services at the time performed; or (b) after the expiration of the Consulting Term.

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     7.  Non-Disclosure and Non-Competition Obligations
         ----------------------------------------------

     The Non-Disclosure and Non-Competition Agreement between you and MedChem dated April 20, 1983 (the "Non-Disclosure Agreement") shall remain in full force and effect. You acknowledge that all references to the "Company" in the Non-Disclosure Agreement shall be construed to refer to the Company as defined in this Agreement. Nothing in this Agreement shall be construed to limit the effectiveness or enforceability of the Non-Disclosure Agreement. Without limiting the scope of the Non-Disclosure Agreement, you acknowledge that the noncompetition obligation set forth in Section 10 of the Non-Disclosure Agreement prohibits you from rendering services under certain circumstances more fully described therein both during the Consulting Term and for a one year period after the end of the Consulting Term. For the purpose of assisting in administration of the Non-Disclosure Agreement and Section 2 of this Agreement, you shall promptly give notice to the Company when you agree to commence any new employment or independent contractor relationship and you shall promptly provide the Company with any information that it reasonably requests concerning such employment or independent contractor relationship related to the Non-Disclosure Agreement or Section 2 of this Agreement.

     8.  Taxation of Payments
         --------------------

     Salary, vacation and any other payments to you pursuant to this Agreement shall be subject to any deductions and withholdings that the Company reasonably determines to be required for tax purposes.

     9.  General Releases
         ----------------

     As part of the consideration for reaching this Agreement, you unconditionally and irrevocably release and discharge the Company (and the directors, officers, employees, agents, successors, assigns, affiliates, stockholders, predecessors and successors of the Company) (collectively, "Anika") from any and all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown ("Claims") which you now have or could claim to have against Anika. This general release of Claims includes, without implication of limitation, all Claims related to your employment with the Company and its predecessors, your activities on behalf of the Company and its predecessors and the resignation of your employment with the Company, including, without implication of limitation, any Claims of wrongful discharge, any Claims of intentional or negligent misrepresentation, any Claims of discrimination under the common law or any statute (including, without implication of limitation, Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act) and any Claims for vacation pay (provided that the immediately foregoing clause shall

                                       5
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not be construed as limiting or otherwise affecting the Company's obligations under Section 3 of this Agreement). You also waive any Claim for attorneys' fees or costs.

     Basically, and without limiting the foregoing, you agree that you will not bring any lawsuits or charges against the Company or its representatives or either of them concerning your employment, your resignation or any other events that have occurred or matters that have arisen at any time up to the present.

     As part of the consideration for reaching this Agreement, the Company unconditionally and irrevocably releases and discharges you from any and all Claims which it now has or could claim to have against you. This general release of Claims includes, without implication of limitation, all Claims related to your employment with the Company and its predecessors, your activities on behalf of the Company and its predecessors and the resignation of your employment with the Company. The Company also waives any Claim for attorneys' fees or costs. Notwithstanding the foregoing, the Company's release and discharge of Claims does not include any Claims based on intentional tortious conduct, intentional breach of any fiduciary duty or any other intentional misconduct (collectively, "Intentional Misconduct Claims") except to the extent that an Intentional Misconduct Claim is currently known to the Company. For purposes of this Section 9, a Claim shall be considered to be known to the Company if and only if one of the Company's officers (other than you) knows of or has reason to believe facts that would give the Company a basis for initiating legal proceedings against you.

     Basically, without limiting the foregoing and subject to the exception applicable to Intentional Misconduct Claims not known to the Company, the Company agrees that it will not bring any lawsuits or charges against you based on any Claims concerning your employment, your resignation or any other events that have occurred or matters that have arisen at any time up to the present.

     10.  Entire Agreement
          ----------------

     Except as set forth below, this Agreement is the entire agreement between you and the Company and all previous agreements, arrangements, or promises between you and the Company (including but not limited to the Employment Agreement dated April 29, 1993 and the Employee Retention Agreement dated May 3, 1993 (both as modified by the May 17, 1995 letter agreement that you signed)) are superseded, null and void. Notwithstanding the foregoing, this Agreement does not affect your rights or obligations under the Stock Option Agreements or the Non-Disclosure Agreement (except as modified by this Agreement). In addition, nothing in this Agreement is intended to affect your rights

                                       6
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or obligations, if any, under the January 11, 1991 Consulting Agreement between you and Johnson & Johnson.

     11.  Review of Agreement
          -------------------

     You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days before executing it. If not signed by you and returned to me so that I receive it within twenty-one (21) days of your receipt of the Agreement, this Agreement will not be valid. In the event that you execute and return this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice that I receive at or before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period.

     By signing this Agreement, you acknowledge that you are doing so voluntarily. You also acknowledge that you are not relying on any representations by me or any other representative of the Company concerning the meaning of any aspect of this Agreement. You also acknowledge that you have been advised by the Company to obtain the advice of an attorney concerning this Agreement.

     12.  Interpretation and Amendment
          ----------------------------

     In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. The law of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement. This Agreement may be modified by a written agreement signed by you and an authorized representative of the Company.

     13.  Arbitration of Disputes
          -----------------------

     Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of your consulting relationship with the Company shall be settled by arbitration under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the employment dispute resolution arbitration rules and procedures of the AAA, including, without implication of limitation, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the

                                       7
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foregoing, any claim for enforcement of the Non-Disclosure Agreement shall be brought in any court having jurisdiction thereof.

     14.  Waiver
          ------

     No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     15.  Notices
          -------

     Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to you at the last address you have filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Operating Officer.

     16.  Successors: Binding Agreement.
          -----------------------------

     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to immediate payment from the Company of all amounts then or thereafter due you under this Agreement including, without limitation, vacation pay for the vacation balance at such time computed in accordance with Section 3 hereof and Section 10 of the Non-Disclosure Agreement referred to in Section 7 hereof shall terminate forthwith and be without force or effect. This Agreement may not be assigned by you and shall be binding on your heirs, executors and administrators.

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by Bernard P. Sullivan, on the date of signature of the latter party to sign it, as set forth below.

ANIKA RESEARCH, INC.

By: /s/ Robert S. DuFresne     February 16, 1996
   ------------------------    -----------------
                               Date

 /s/ Bernard P. Sullivan       February 16, 1996
 -----------------------       -----------------
     Bernard P. Sullivan       Date

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